As filed with the Securities and Exchange Commission on May 15, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________
THE CHILDREN’S PLACE, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	31-1241495
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

500 Plaza Drive, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

The Children’s Place, Inc. Fourth Amended and Restated 2011 Equity Incentive Plan
(Full title of the plan)
____________________
Robert A. Karpf, Esq.
Senior Vice President, General Counsel and Corporate Secretary
The Children's Place, Inc.
500 Plaza Drive
Secaucus, New Jersey 07094
(201) 558-2400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
____________________
with a copy to:

Lawrence G. Wee, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.10 per share	600,000	$29.17	$17,502,000.00	$2,271.76
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered by this registration statement are also registered hereunder.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(h) and Rule 457(c) of the Securities Act, based on the market value of the shares of The Children’s Place, Inc. (“The Children’s Place”) common stock, as follows:  the product of (i) $29.17 (the average of the high and low sales prices of The Children’s Place common stock on the Nasdaq Global Select Market on May 8, 2020) and (ii) 600,000 shares of common stock issuable under the Plan.

EXPLANATORY NOTE
The Children’s Place, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S‑8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 600,000 shares of its common stock, par value $0.10 per share (the “common stock”), that are reserved for issuance in respect of awards to be granted under the The Children’s Place, Inc. Fourth Amended and Restated 2011 Equity Incentive Plan (the “Plan”).  Following the registration of these additional shares, we will have registered an aggregate of 3,315,000 shares to be issued under the Plan.  The Company previously filed: (i) a Registration Statement on Form S‑8 on August 30, 2011 to register the 2,000,000 shares of common stock (File No. 333-176569), initially authorized for issuance under the Plan; and (ii) a Registration Statement on Form S‑8 on June 21, 2016 to register an additional 715,000 shares of common stock (File No. 333-212158) authorized for issuance under the Plan.  An amendment to increase the number of shares available to be awarded under the Plan from 2,715,000 shares to 3,315,000 shares was described in the Company’s definitive proxy statement, filed with the Securities Exchange Commission (the “Commission”) on April 3, 2020 and was approved by the Company’s shareholders on May 14, 2020.  Pursuant to General Instruction E to Form S‑8, the contents of the Company’s Form S‑8 (File No. 333-176569) and Form S-8 (File No. 333-212158) are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.  Only those items of Form S‑8 containing new information not contained in the earlier registration statements are presented herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.          Incorporation of Documents by Reference.
The registrant is subject to the informational and reporting requirements of Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission.
Pursuant to General Instruction E to Form S‑8, the contents of our Registration Statements on Form S‑8 (File No. 333-176569) and Form S-8 (File No. 333-212158) previously filed by us with the Commission on August 30, 2011 and June 21, 2016, respectively, with respect to the shares of common stock to be issued under the Plan are incorporated by reference into this Registration Statement.
We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents, which are filed with the Commission (Exchange Act File No. 000-23071):
•	The Company’s 2020 Proxy Statement on Schedule 14A filed with the Commission on April 3, 2020;
•	The Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 filed with the Commission on March 19, 2020;
•	The Company’s Current Reports on Form 8-K filed with the Commission on March 17, 2020, March 31, 2020, April 27, 2020 and May 15, 2020; and
•
The description of the Company’s common stock to be offered hereby which is contained in the registration statement filed on Form 8-A with the Commission on September 18, 1997, under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8.          Exhibits.
Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of The Children’s Place, Inc. dated May 31, 2016 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8‑K filed with the Commission on June 7, 2016).

4.2	Sixth Amended and Restated By‑laws of The Children’s Place, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the Commission on June 7, 2016).

4.3*	The Children’s Place, Inc. Fourth Amended and Restated 2011 Equity Incentive Plan

4.4	Description of The Children’s Place, Inc. Capital Stock (incorporated by reference to Exhibit 4.3 of the Company’s Annual Report on Form 10-K filed with the Commission on March 19, 2020)

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Secaucus, New Jersey, on May 15, 2020.

THE CHILDREN’S PLACE, INC.

By:	/s/ Jane T. Elfers
	Name:	Jane T. Elfers
	Title:	Chief Executive Officer and President

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes and appoints Michael Scarpa and Robert A. Karpf or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Norman Matthews	Chairman of the Board	May 15, 2020
Norman Matthews

/s/ Jane T. Elfers	Director, Chief Executive Officer and President	May 15, 2020
Jane T. Elfers	(Principal Executive Officer)

/s/ Michael Scarpa	Chief Operating Officer and Chief Financial Officer	May 15, 2020
Michael Scarpa	(Principal Financial Officer)

/s/ Robert Helm	Senior Vice President, Finance and Inventory Management	May 15, 2020
Robert Helm	(Principal Accounting Officer)

/s/ Joseph Alutto	Director	May 15, 2020
Joseph Alutto

/s/ John E. Bachman	Director	May 15, 2020
John E. Bachman

/s/ Marla Malcolm Beck	Director	May 15, 2020
Marla Malcolm Beck

/s/ Elizabeth Boland	Director	May 15, 2020
Elizabeth Boland

Signature	Title	Date

/s/ Joseph Gromek	Director	May 15, 2020
Joseph Gromek

/s/ Robert Mettler	Director	May 15, 2020
Robert Mettler

/s/ Debby Reiner	Director	May 15, 2020
Debby Reiner